FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. TO HOLD ANNUAL

STOCKHOLDER MEETING ON THURSDAY, MAY 24, 2007

CRANBURY, New Jersey (March 19, 2007) - Innophos Holdings, Inc. (NASDAQ: IPHS), the parent company of Innophos, Inc., today announced that it will hold its 2007 Annual Meeting of Stockholders at 10:00 a.m. on Thursday, May 24, 2007 at the Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey.

The Company added that the record date for stockholders entitled to notice would be April 13, 2007 and that it intended to distribute proxy materials for the meeting as soon    as practicable after that date.

About Innophos Holdings, Inc.

Innophos Holdings, Inc., the parent company of Innophos, Inc.(www.innophos.com) is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). IPHS-G

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Press Contact:

Stanton Crenshaw Communications

Alex Stanton

(212) 780-1900

alex@stantoncrenshaw.com

Investor Contact:

Innophos Investor Relations

(609) 366-1299

Investor.relations@innophos.com